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                                                                      Exhibit 22
                                                                      ----------

                        REPORT OF INSPECTOR OF ELECTION
                        FOR ADVO, INC.'S ANNUAL MEETING
                           HELD ON JANUARY 18, 2001

I, John J. Boryczki, Assistant Vice President and Relationship Manager of Mellon Investor Services, L.L.C. Transfer Agent and Registrar of the Company, and David
M. Stigler, Senior Vice President and General Counsel of ADVO, Inc. having been duly appointed as Inspectors of Election for the Annual Meeting of Shareholders of ADVO, Inc. held on Thursday, January 18, 2001, at the Sheraton Hotel at Bradley International Airport, Windsor Locks, CT, report as follows:

There were present, in person or by proxy, 17,860,872 shares of common stock or 88.79% at the Annual Meeting.

The following votes of common stock were cast as follows:

PROPOSAL #1:  ELECTION OF DIRECTORS

DIRECTOR NAME                         FOR                        WITHHELD

Todd Brown                  17,785,804       99.58%            75,068      0.42%
Bruce Crawford              17,791,897       99.61%            68,975      0.39%
David Dyer                  17,796,717       99.64%            64,155      0.36%
John Mahoney                17,421,934       97.54%           438,938      2.46%
Gary M. Mulloy              17,795,996       99.64%            64,876      0.36%
Howard H. Newman            17,794,404       99.63%            66,468      0.37%
John R. Rockwell            17,790,434       99.61%            70,438      0.39%
John L. Vogelstein          16,767,224       93.88%         1,093,648      6.12%

Proposal # 2: APPROVAL OF AN AMENDMENT TO THE ADVO, INC. 1998 INCENTIVE COMPENSATION PLAN

FOR                         11,815,502       66.15%
AGAINST                      6,032,672       33.78%
ABSTAIN                         12,698         .07%
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                                                              Exhibit 22 (cont.)
                                                              ------------------

Proposal # 3: Ratification of the APPOINTMENT OF Ernst & Young LLP AS THE COMPANY's Independent Auditors for Fiscal 2001

FOR                                        17,848,108       99.93%
AGAINST                                        10,085        0.06%
ABSTAIN                                         2,679        0.01%

No other matters were submitted for a vote at this Meeting.

/s/ JOHN J. BORYCZKI
---------------------------
John J. Boryczki
Assistant Vice President & Relationship Manager
Mellon Investors Services, L.L.C.